EXHIBIT 99.1

UPDATE ON FREEDOM WIRELESS TRIAL

BCGI’S AUDITORS TO REISSUE OPINION WITH A GOING CONCERN MODIFICATION

BEDFORD, Mass. – June 20, 2005 – Boston Communications Group, Inc. (NASDAQ: BCGI), previously announced that the non-jury trial to consider the Company’s unenforceability defense in the patent infringement lawsuit brought by Freedom Wireless, Inc. against the Company commenced in the U.S. District Court in Massachusetts on June 7, 2005. On June 13, 2005, the presiding judge suspended the non-jury trial and ordered mediation between the Company and the other co-defendants in the lawsuit and Freedom Wireless, Inc. In the event that the mediation is unsuccessful and the parties are unable to reach a settlement, the non-jury trial is currently scheduled to resume on July 14, 2005 and could last approximately one to two weeks after it commences.

bcgi continues to believe that it does not infringe the Freedom Wireless patents and that the patents are invalid in light of prior art. If the Court rules in favor of bcgi and its co-defendants in the non-jury trial, the patents held by Freedom Wireless would become unenforceable, a decision that Freedom Wireless, Inc. may choose to appeal. If the Court rules against bcgi and the co-defendants in the non-jury trial, the Company expects to appeal the Court’s decision to the Court of Appeals for the Federal Circuit. bcgi will likely be required to provide collateral or post a bond in order to appeal the Court’s decision. However, the Company also expects to file motions for judgment as a matter of law in favor of bcgi and a motion for a new trial or in the alternative, a reduction in the damages awarded by the jury.

Opinion with Going Concern Modification

In connection with the Company’s registration with the Securities and Exchange Commission of 1.5 million shares of common stock pursuant to the 2005 Stock Incentive Plan approved by the shareholders at the Company’s Annual Meeting on June 8, 2005, Ernst & Young LLP, bcgi’s independent registered public accounting firm, will be reissuing its opinion. As a result of the current status of the Freedom Wireless lawsuit, Ernst & Young LLP will reissue its opinion on the Company’s December 31, 2004 consolidated financial statements with a going concern modification.

About Boston Communications Group, Inc.

Boston Communications Group, Inc. (NASDAQ: BCGI) develops products and services that enable wireless operators to fully realize the potential of their networks. bcgi’s access management, billing, payment and network solutions help operators rapidly deploy and manage innovative voice and data services for subscribers. Available as licensed products and fully managed services, bcgi’s solutions power carriers and enable MVNOs with market-leading implementations of prepaid wireless, postpaid billing, wireless account funding and m-commerce. bcgi was founded in 1988 and is listed on the Russell 2000 index. For more information, visit www.bcgi.net.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s expectations to appeal an adverse judgment and ask the Court to reduce the damages. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward-looking statements include restrictions placed upon the Company by the Court as a result of the Freedom Wireless judgment, an unfavorable final judgment in the Freedom Wireless suit, the inability of the Company to post a bond, if required, the Company seeking protection under Chapter 11 of the bankruptcy Code, the loss of a customer or certain of their markets, a change in the revenues from the Company’s major customers, including Verizon Wireless, Cingular Wireless and Nextel Communications, which represented 27%, 19% and 29%, respectively, of the Company’s consolidated revenues for the three months ended March 31, 2005, greater than expected pricing reductions from major carrier customers, network outages that can cause reductions in revenue due to penalty clauses contained in certain of the Company’s carrier customer contracts, as well as the others factors that may affect future operating results detailed in bcgi’s quarterly report on Form 10-Q for the three months ended March 31, 2005 filed with the Securities and Exchange Commission.

CONTACT: Media relations, Chris Harrall, 781-904-5321, charrall@bcgi.net or Jean Borgman, 508-451-5944, r.borgmanjr@comcast.net or Investor relations, Joe Calabrese, 212-827-3772, investor_relations@bcgi.net.

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